EXHIBIT 99.1

Exponent Reports Second Quarter of Fiscal Year 2020 Financial Results

MENLO PARK, Calif., July 30, 2020 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the second quarter of fiscal year 2020 ended July 3, 2020.

“We are pleased with the responsiveness of our employees and the adaptiveness of our company to today’s uncertain environment. Clients continue to call upon Exponent to address their challenges and to evaluate their opportunities, despite the rapid change and unpredictability that the pandemic has infused into their operating plans. While net revenues declined 12% in the second quarter, the fundamentals of our business remain strong and we continue to operate in a position of financial strength. We ended the quarter with $190 million in cash, cash equivalents and short-term investments, no debt, and reiterated our intent to continue quarterly dividends,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“The demand for Exponent’s interdisciplinary solutions is durable as companies continue to innovate and deploy increasingly complex products and systems. At the same time, society’s focus on safety, health, sustainability, and reliability requires rigorous science and data-driven analysis, which are hallmarks of Exponent’s more than 50 years of service. Our agility in assembling and deploying diversely skilled teams – drawing upon more than eight hundred highly credentialed consultants across a vast array of disciplines – has manifested itself yet again as we advise clients on a variety of issues prompted by COVID-19. Exponent has a long history and strong track record of delivering for all of our stakeholders, and we are confident in the resilience of our business and our ability to deliver growth over the long term,” continued Dr. Corrigan.

Second Quarter Financial Results

For the second quarter of 2020, total revenues were $92.0 million, down 14% as compared to $106.5 million in the same period a year ago.  Revenues before reimbursements, or net revenues, were $87.9 million, down 12% as compared to $100.3 million in the second quarter of 2019.

Net income for the second quarter of 2020 was $16.3 million or $0.31 per diluted share as compared to $21.0 million or $0.39 per diluted share in the same period of 2019.  The tax benefit for the classification of tax adjustments associated with share-based awards was $0.9 million in the second quarter of 2020 and $0 in same period last year.  Inclusive of the tax benefit, Exponent’s consolidated tax rate was 23.7% in the second quarter, as compared to 27.2% for the same period in 2019.

EBITDA1 decreased to $22.8 million, or 26.0% of net revenue, as compared to $29.6 million or 29.5%, in the second quarter of 2019.

Year to Date Financial Results

For the first half of 2020, total revenues decreased 4% to $198.0 million as compared to $205.5 million in the same period of 2019.  Revenues before reimbursements decreased 3% to $187.6 million as compared to $193.7 million in the same period one year ago.

Net income for the first half of 2020 was $42.6 million, or $0.80 per diluted share, as compared to $43.7 million, or $0.81 per diluted share, in the same period of 2019.  The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first half of 2020 was $9.7 million as compared to $5.7 million in the same period last year.  Inclusive of the tax benefit, Exponent’s consolidated tax rate was 6.2% in the first half of 2020, as compared to 16.2% for the same period last year.

EBITDA1 decreased to $47.8 million, or 25.5% of net revenues, as compared to $53.4 million or 27.6% in the same period one year ago.

In the first half of 2020, Exponent distributed $20.1 million in dividends, repurchased $40.0 million in common stock and closed the period with $190.2 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced a $0.19 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends. The Company also announced that its Board of Directors authorized an additional $45 million for future share repurchases.

Business Overview

Exponent’s engineering and other scientific segment represented 78% of the Company’s second quarter net revenues. Net revenues in this segment decreased 15% in the second quarter, as compared to 2019.  Business restrictions associated with COVID-19 caused project delays across multiple areas of the business. The most substantial impact occurred to our litigation support work for the transportation industry, with most assignments paused due to court-related delays. At the same time, we continued to see strength in integrity management advisory services for the utilities sector as clients focus on power reliability, in particular during the impending fire season in the western United States.

Exponent’s environmental and health segment represented 22% of the Company’s second quarter net revenues. Net revenues in this segment decreased 2% in the second quarter, as compared to 2019. This segment also experienced delays in projects for the transportation and oil and gas industries. Within this segment, the chemical regulation and food safety practice continued to grow as Exponent’s scientists evaluated the effects of chemicals and new products on human health and the environment, including disinfectants for the novel coronavirus.

Management Commentary and Response to COVID-19

Exponent responded quickly and carefully to address the unprecedented challenges created by the pandemic. We have successfully adapted and will continue to evolve our business development, recruiting and operational approaches, yielding benefits both during and after this crisis. We have accelerated our sharing of in-depth scientific and regulatory knowledge through webinars and thought leadership pieces, which has fostered new client relationships and projects. We have shifted all recruiting activities online, allowing us to reach a more geographically expansive set of candidates. The health and safety of our team remain top priorities, and therefore we have leveraged our internal expertise to establish protocols that allow us to safely continue laboratory activities and resume human participant studies. Our business continuity plan and robust infrastructure have empowered productive remote work, and employees continue to work from home unless they are performing laboratory testing or inspections. Our leadership team has responded with enhanced internal communications to encourage increased connectivity across the firm.

We are pleased that Exponent has been able to effectively address our clients’ needs with a mostly remote workforce. The relaxation of business restrictions in June allowed us to resume laboratory testing, inspections, and human participant studies for clients in non-essential industries. Field inspections of sites and products have increased due to lifting of travel restrictions, but are still occurring at a reduced level since many businesses are not fully operational.

We successfully completed multiple human participant studies in June, utilizing our enhanced health and safety protocols. Demand for these studies continues to grow, but some are delayed because of uncertainty surrounding COVID-19 related restrictions. We remain optimistic about the long-term growth of this area.

We continue to receive new retentions for litigation support, and work is ongoing for many existing matters. At the same time trial dates continue to be delayed, removing imminent deadlines and causing some clients – in particular the automotive industry – to pause work. Courts have been experimenting with virtual bench trials as well as social distancing for in-person trials, so we expect trials will gradually increase.

We are pleased to be sharing our scientific and regulatory knowledge on health and safety issues related to the novel coronavirus. We have been engaged by clients to provide regulatory support in the United States and Europe as they register their new or existing disinfectant products. We have also been advising clients on occupational health and safety concerns including COVID-19 testing, contact tracing, and disinfecting as they strive to protect their employees, customers, and students. Furthermore, we have leveraged our breadth of disciplines from chemists and physicists to engineers to evaluate disinfectant products from hand sanitizers to ultraviolet light.

Business Outlook

As society continues to raise its expectations for safety, health, sustainability and reliability, and products and processes continue to grow in their technological complexity, Exponent will evolve to stay ahead of the curve. These market drivers have powered Exponent’s growth for over 50 years and have led to increased demand for our interdisciplinary solutions despite periods of macroeconomic turbulence.

“As a result of the current business, travel and physical distancing restrictions caused by the COVID-19 pandemic, net revenues for the first three weeks of the third quarter declined approximately 5% to 8% year-over-year. While there are opportunities for improvement, the high degree of uncertainty surrounding how and over what timeframe each region will impose or relax restrictions means that there could be further reduction to our revenues in the short term. Therefore, we cannot reliably provide financial guidance at this time,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“We have been nimble and pragmatic in our response to new market dynamics amid the unpredictable and rapidly evolving backdrop associated with COVID-19.  I am proud of our employees for responding with the same seriousness, intellectual rigor, and fact-based analysis that we have employed for over 50 years. We remain focused on three things: the health and safety of our people, demonstrating leadership by continuing to solve our clients’ most pressing problems, and delivering value to shareholders,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, July 30, 2020, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (866) 548-4713 or (323) 794-2093. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 9392859#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the COVID-19 pandemic (including factors relating to measures implemented by governmental authorities or by us to promote the safety of our employees, vendors and clients; other direct and indirect impacts on our business and the businesses of our clients, vendors and other partners; impacts which may, among other things, adversely affect our clients’ ability to utilize our services at the levels they have previously; disruptions of access to our facilities or those of our clients or third parties; and increased and potentially significant economic uncertainty and volatility, including credit and collectability risks and potential disruptions of capital and credit markets), the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended July 3, 2020 and June 28, 2019
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 3,	June 28,	July 3,	June 28,
	2020	2019	2020	2019

Revenues
Revenues before reimbursements	$87,863	$100,263	$187,583	$193,664
Reimbursements	4,182	6,243	10,415	11,873

Revenues	92,045	106,506	197,998	205,537

Operating expenses
Compensation and related expenses	68,137	61,997	118,122	127,090
Other operating expenses	7,681	8,095	15,897	16,103
Reimbursable expenses	4,182	6,243	10,415	11,873
General and administrative expenses	2,925	5,348	8,456	9,894

	82,925	81,683	152,890	164,960

Operating income	9,120	24,823	45,108	40,577

Other income
Interest income, net	305	924	1,180	1,979
Miscellaneous income (expense), net	11,989	3,104	(819)	9,617
	12,294	4,028	361	11,596

Income before income taxes	21,414	28,851	45,469	52,173

Income taxes	5,068	7,857	2,841	8,467

Net income	$16,346	$20,994	$42,628	$43,706

Net income per share:
Basic	$0.31	$0.40	$0.81	$0.83
Diluted	$0.31	$0.39	$0.80	$0.81

Shares used in per share computations:
Basic	52,259	52,745	52,417	52,641
Diluted	53,139	53,872	53,404	53,849

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
July 3, 2020 and January 3, 2020
(unaudited)
(in thousands)

	July 3,	January 3,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$155,932	$176,436
Short-term investments	34,220	55,165
Accounts receivable, net	109,341	120,138
Prepaid expenses and other assets	14,777	12,305
Total current assets	314,270	364,044
Property, equipment and leasehold improvements, net	60,301	61,587
Operating lease right-of-use asset	20,124	23,003
Goodwill	8,607	8,607
Other assets	109,885	106,170
	$513,187	$563,411

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,218	$18,583
Accrued payroll and employee benefits	59,295	86,723
Deferred revenues	8,910	12,710
Operating lease liability	5,360	5,944
Total current liabilities	89,783	123,960
Other liabilities	75,503	71,042
Operating lease liability	15,334	18,158
Total liabilities	180,620	213,160

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	259,617	244,935
Accumulated other comprehensive loss	(3,405)	(1,760)
Retained earnings	401,956	384,668
Treasury stock, at cost	(325,667)	(277,658)
Total stockholders' equity	332,567	350,251
	$513,187	$563,411

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended July 3, 2020 and June 28, 2019
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	July 3,	June 28,	July 3,	June 28,
	2020	2019	2020	2019

Net Income	$16,346	$20,994	$42,628	$43,706

Add back (subtract):

Income taxes	5,068	7,857	2,841	8,467
Interest income, net	(305)	(924)	(1,180)	(1,979)
Depreciation and amortization	1,701	1,642	3,487	3,232

EBITDA (1)	22,810	29,569	47,776	53,426

Stock-based compensation	3,462	4,010	9,600	9,741

EBITDAS (1)	$26,272	$33,579	$57,376	$63,167

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.